Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of FiscalNote Holdings, Inc. of our report dated March 14, 2024, relating to the consolidated financial statements of FiscalNote Holdings, Inc., appearing in the Annual Report on Form 10-K of FiscalNote Holdings, Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

McLean, Virginia

February 21, 2025